Exhibit 10.2

December 19, 2001

PHARMACEUTICAL FORMULATIONS, INC.
460 Plainfield Avenue
Edison, NJ 08817

Ladies and Gentlemen:

We refer to the Loan and Security Agreement between us dated August 4, 1989, as supplemented and amended (the "Loan Agreement"). Capitalized terms used and not otherwise defined herein shall have the same meanings given then in the Loan Agreement.

This is to confirm that pursuant to mutual consent and understanding, effective as of even date herewith, Section 9.1 of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced by the following:

"Term. This Agreement shall continue in full force and effect until February 28, 2002 (the "Term").

In consideration of (i) our execution of the Amendment Letter you agree to pay us an Accommodation Fee of $5,000.00 and (ii) the preparation of this agreement by our in-house legal department you agree to pay us a Documentation Fee of $125.00. Such fees shall be due and payable in full on the date hereof and may, at our option, be charged to your loan account on the date thereof.

Except as set forth herein, no other change in the terms, provisions or conditions of the Loan Agreement is intended or implied. If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours, THE CIT GROUP/BUSINESS CREDIT, INC. By: Title

Read and Agreed to:

PHARMACEUTICAL FORMULATIONS, INC.

By:  /s/ James C. Ingram
Title: President